Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
203 622 6080
unitedrentals.com

United Rentals Announces Fourth Quarter and Full Year 2014 Results
and Provides 2015 Outlook

STAMFORD, Conn.-January 21, 2015- United Rentals, Inc. (NYSE: URI) today announced financial results for the fourth quarter and full year 20141.

For the fourth quarter of 2014, total revenue was $1.564 billion and rental revenue was $1.320 billion, compared with $1.338 billion and $1.133 billion, respectively, for the same period the prior year. On a GAAP basis, the company reported fourth quarter net income of $194 million, or $1.88 per diluted share, compared with $140 million, or $1.31 per diluted share, for the same period the prior year.

Adjusted EPS2 for the quarter was $2.19 per diluted share, compared with $1.59 per diluted share for the same period the prior year. Adjusted EBITDA3 was $775 million and adjusted EBITDA margin was 49.6% for the quarter.

For the full year 2014, total revenue was $5.685 billion and rental revenue was $4.819 billion. On a GAAP basis, full year net income was $540 million, or $5.15 per diluted share.

Adjusted EPS for the full year was $6.91 per diluted share, compared with $4.91 per diluted share for 2013. Adjusted EBITDA was $2.718 billion and adjusted EBITDA margin was 47.8% for the full year.

2014 Highlights

•
For the full year 2014, total revenue increased 14.7% year-over-year, and rental revenue (which includes owned equipment rental revenue, re-rent revenue and ancillary items) increased 14.8%. Within rental revenue, owned equipment rental revenue increased 14.4%, reflecting increases of 9.6% in the volume of equipment on rent and 4.5% in rental rates. Excluding the impact of National Pump, rental revenue for the full year 2014 increased 10.8% year-over-year.

•
For the fourth quarter of 2014, rental revenue increased 16.5% year-over-year. Within rental revenue, owned equipment rental revenue increased 16.3%, reflecting increases of 10.7% in the volume of equipment on rent and 4.1% in rental rates. Excluding the impact of National Pump, rental revenue for the fourth quarter of 2014 increased 11.1% year-over-year.

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1.
In April 2014, the company acquired certain assets of the following four entities: National Pump & Compressor, Ltd., Canadian Pump and Compressor Ltd., GulfCo Industrial Equipment, LP and LD Services, LLC (collectively “National Pump”). National Pump is included in the company's results subsequent to the acquisition date.

2.
Adjusted EPS (earnings per share) is a non-GAAP measure that excludes the impact of the following special items: (i) merger related costs; (ii) restructuring charge; (iii) asset impairment charge; (iv) impact on interest expense related to fair value adjustment of acquired RSC indebtedness; (v) impact on depreciation related to acquired RSC fleet and property and equipment; (vi) impact of the fair value mark-up of acquired RSC fleet; (vii) merger related intangible asset amortization and (viii) loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures. See table below for amounts.

3.
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP measure that excludes the impact of the following special items: (i) merger related costs; (ii) restructuring charge; (iii) impact of the fair-value mark up of acquired RSC fleet; (iv) gain/loss on sale of software subsidiary and (v) stock compensation expense, net. See table below for amounts.

•	Flow-through, which represents the year-over-year change in adjusted EBITDA divided by the year-over-year change in total revenue, was 54.9% for the fourth quarter of 2014 and 58.2% for the full year.

•	Time utilization increased 130 basis points year-over-year to 70.6% for the fourth quarter of 2014. Full year time utilization increased 60 basis points to a record 68.8%.

•
For the fourth quarter of 2014, the company generated $156 million of proceeds from used equipment sales at a gross margin of 48.7%, compared with $134 million of proceeds at a gross margin of 46.3% the prior year. For the full year 2014, the company generated $544 million of proceeds from used equipment sales at a gross margin of 48.5%, compared with $490 million of proceeds at a gross margin of 44.9% for the prior year.[4]

2015 Outlook

The company provided the following outlook for the full year 2015:

•	Total revenue in a range of $6.0 billion to $6.2 billion;

•	Adjusted EBITDA in a range of $2.95 billion to $3.05 billion;

•	An increase in rental rates of approximately 3.5% year-over-year;

•	Time utilization of approximately 69%;

•	Net rental capital expenditures of approximately $1.2 billion, after gross purchases of approximately $1.7 billion; and

•	Free cash flow in a range of $725 million to $775 million.[5]

CEO Comments

Michael Kneeland, chief executive officer of United Rentals, said, "We met or exceeded every target in our outlook for 2014, ending the year with a better-than-expected quarter and our highest return yet on invested capital. Our full year increases in rates and utilization helped drive up rental revenue at almost twice the pace of industry expansion, and we're in a strong position to grow the most profitable areas of our business, including our high-margin specialty rental lines."

Kneeland continued, "For 2015, we are guiding to record highs of over $6 billion in revenue and approximately $3 billion in adjusted EBITDA. Our industry is forecast to have multiple years of growth ahead, and our customers are upbeat. While we expect to see a drag in some trade areas from the slowdown in upstream oil, our exposure is greatly limited by our size, agility and diversification. Furthermore, we believe that low oil prices will be a boon to many sectors we serve, spurring demand in manufacturing and other markets hungry for our fleet."

Free Cash Flow and Fleet Size

For the full year 2014, free cash flow was $557 million after: (i) total rental and non-rental capital expenditures of $1.821 billion; and (ii) aggregate cash payments of $17 million related to merger and restructuring activities.

The size of the rental fleet was $8.44 billion of original equipment cost at December 31, 2014, compared with $7.73 billion at December 31, 2013. The age of the rental fleet was 43.0 months on an OEC-weighted basis at December 31, 2014, compared with 45.2 months at December 31, 2013.

_______________

4.	Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC fleet that was sold.

5.	Forecasted free cash flow reflects lower than expected cash taxes of approximately $100 million in 2015 related to the bonus tax depreciation bill passed in December 2014.

Share Repurchase Programs

In 2014, the company repurchased $491 million of common stock to complete the $500 million share repurchase program that was announced in October 2013.

In December 2014, the company's board of directors authorized a new $750 million share repurchase program, which the company intends to complete within 18 months of authorization. In 2014, the company repurchased $102 million of common stock under this share repurchase program.

Return on Invested Capital (ROIC)

Return on invested capital was 8.8% for the year ended December 31, 2014, an increase of 130 basis points from the year ended December 31, 2013. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity (deficit), debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.6

Conference Call

United Rentals will hold a conference call tomorrow, Thursday, January 22, 2015, at 11:00 a.m. Eastern Time. The conference call number is 866-835-8906. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 703-925-2533, passcode is 1650440.

_______________

6.
When adjusting the denominator of the ROIC calculation to also exclude average goodwill, ROIC was 11.9% for the year ended December 31, 2014, an increase of 160 basis points from the year ended December 31, 2013.

Non-GAAP Measures

Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, the impact of the fair value mark-up of acquired RSC fleet and the gain/loss on sale of software subsidiary. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, asset impairment charge, the impact on interest expense related to the fair value adjustment of acquired RSC indebtedness, the impact on depreciation related to acquired RSC fleet and property and equipment, the impact of the fair value mark-up of acquired RSC fleet, merger related intangible asset amortization and the loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow and adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 881 rental locations in 49 states and 10 Canadian provinces. The company’s approximately 12,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,300 classes of equipment for rent with a total original cost of $8.44 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the challenges associated with past or future acquisitions, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (2) a slowdown in the recovery of North American construction and industrial activities, which decreased during the economic downturn and significantly affected our revenues and profitability, or a slowdown in the energy sector, in general, could reduce demand for equipment and prices that we can charge; (3) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) the inability to refinance our indebtedness at terms that are favorable to us, or at all; (5) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (6) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (7) restrictive covenants and amount of borrowings permitted under our debt agreements, which could limit our financial and operational flexibility; (8) a decrease in levels of infrastructure spending, including lower than expected government funding for stimulus-related construction projects; (9) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (10) our rates and time utilization being less than anticipated; (11) our inability to manage credit risk adequately or to collect on contracts with customers; (12) our inability to access the capital that our business or growth plans may require; (13) the incurrence of impairment charges; (14) our dependence on distributions from subsidiaries as a result of our holding company structure and the fact that such distributions could be limited by contractual or legal restrictions; (15) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (16) the incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (17) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (18) the effect that certain provisions in our charter and certain debt agreements and our significant indebtedness may have of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (19) management turnover and inability to attract and retain key personnel; (20) our costs being more than anticipated and/or the inability to realize expected savings in the amounts or time frames planned; (21) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (22) our inability to sell our new or used fleet in the amounts, or at the prices, we expect; (23) competition from existing and new competitors; (24) security breaches, cybersecurity attacks and other significant disruptions in our information technology systems; (25) the costs of complying with environmental, safety and foreign laws and regulations; (26) labor difficulties and labor-based legislation affecting our labor relations and operations generally; and (27) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2014, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:
Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Equipment rentals	$1,320	$1,133	$4,819	$4,196
Sales of rental equipment	156	134	544	490
Sales of new equipment	44	30	149	104
Contractor supplies sales	21	21	85	87
Service and other revenues	23	20	88	78
Total revenues	1,564	1,338	5,685	4,955
Cost of revenues:
Cost of equipment rentals, excluding depreciation	470	420	1,806	1,634
Depreciation of rental equipment	239	223	921	852
Cost of rental equipment sales	88	82	315	314
Cost of new equipment sales	36	25	120	84
Cost of contractor supplies sales	15	15	59	59
Cost of service and other revenues	9	6	32	25
Total cost of revenues	857	771	3,253	2,968
Gross profit	707	567	2,432	1,987
Selling, general and administrative expenses	209	163	758	642
Merger related costs	(2)	1	11	9
Restructuring charge	1	—	(1)	12
Non-rental depreciation and amortization	73	61	273	246
Operating income	426	342	1,391	1,078
Interest expense, net	119	118	555	475
Interest expense—subordinated convertible debentures	—	—	—	3
Other income, net	(4)	(2)	(14)	(5)
Income before provision for income taxes	311	226	850	605
Provision for income taxes	117	86	310	218
Net income	$194	$140	$540	$387
Diluted earnings per share	$1.88	$1.31	$5.15	$3.64

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	December 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$158	$175
Accounts receivable, net	940	804
Inventory	78	70
Prepaid expenses and other assets	122	53
Deferred taxes	248	260
Total current assets	1,546	1,362
Rental equipment, net	6,008	5,374
Property and equipment, net	438	421
Goodwill	3,272	2,953
Other intangible assets, net	1,106	1,018
Other long-term assets	97	103
Total assets	$12,467	$11,231
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$618	$604
Accounts payable	285	292
Accrued expenses and other liabilities	575	390
Total current liabilities	1,478	1,286
Long-term debt	7,434	6,569
Deferred taxes	1,692	1,459
Other long-term liabilities	65	69
Total liabilities	10,669	9,383
Temporary equity	2	20
Common stock	1	1
Additional paid-in capital	2,168	2,054
Retained earnings (accumulated deficit)	503	(37)
Treasury stock	(802)	(209)
Accumulated other comprehensive (loss) income	(74)	19
Total stockholders’ equity	1,796	1,828
Total liabilities and stockholders’ equity	$12,467	$11,231

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Cash Flows From Operating Activities:
Net income	$194	$140	$540	$387
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	312	284	1,194	1,098
Amortization of deferred financing costs and original issue discounts	3	5	17	21
Gain on sales of rental equipment	(68)	(52)	(229)	(176)
Gain on sales of non-rental equipment	(4)	(3)	(11)	(6)
(Gain) loss on sale of software subsidiary	—	—	—	1
Stock compensation expense, net	26	12	74	46
Merger related costs	(2)	1	11	9
Restructuring charge	1	—	(1)	12
Loss on extinguishment of debt securities	—	—	80	1
Loss on retirement of subordinated convertible debentures	—	—	—	2
Increase in deferred taxes	127	70	261	167
Changes in operating assets and liabilities:
Increase in accounts receivable	(2)	(3)	(101)	(20)
Decrease (increase) in inventory	34	20	11	(2)
(Increase) decrease in prepaid expenses and other assets	(62)	67	(52)	60
(Decrease) increase in accounts payable	(220)	(73)	(23)	9
(Decrease) increase in accrued expenses and other liabilities	(4)	(32)	30	(58)
Net cash provided by operating activities	335	436	1,801	1,551
Cash Flows From Investing Activities:
Purchases of rental equipment	(217)	(81)	(1,701)	(1,580)
Purchases of non-rental equipment	(36)	(33)	(120)	(104)
Proceeds from sales of rental equipment	156	134	544	490
Proceeds from sales of non-rental equipment	7	11	33	26
Purchases of other companies, net of cash acquired	(4)	—	(756)	(9)
Net cash (used in) provided by investing activities	(94)	31	(2,000)	(1,177)
Cash Flows From Financing Activities:
Proceeds from debt	1,159	874	7,070	3,805
Payments of debt, including subordinated convertible debentures	(1,201)	(1,284)	(6,283)	(3,965)
Payments of financing costs	—	(2)	(22)	(2)
Proceeds from the exercise of common stock options	—	1	2	6
Common stock repurchased	(214)	(16)	(613)	(115)
Cash received (paid) in connection with the 4 percent Convertible Senior Notes and related hedge, net	11	16	42	(24)
Net cash (used in) provided by financing activities	(245)	(411)	196	(295)
Effect of foreign exchange rates	(6)	(6)	(14)	(10)
Net (decrease) increase in cash and cash equivalents	(10)	50	(17)	69
Cash and cash equivalents at beginning of period	168	125	175	106
Cash and cash equivalents at end of period	$158	$175	$158	$175
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$40	$4	$100	$48
Cash paid for interest, including subordinated convertible debentures	142	139	457	461

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2014	2013	Change	2014	2013	Change
General Rentals
Reportable segment equipment rentals revenue	$1,143	$1,045	9.4%	$4,222	$3,869	9.1%
Reportable segment equipment rentals gross profit	524	451	16.2%	1,790	1,557	15.0%
Reportable segment equipment rentals gross margin	45.8%	43.2%	2.6pp	42.4%	40.2%	2.2pp
Trench Safety, Power & HVAC, and Pump Solutions
Reportable segment equipment rentals revenue	$177	$88	101.1%	$597	$327	82.6%
Reportable segment equipment rentals gross profit	87	39	123.1%	302	153	97.4%
Reportable segment equipment rentals gross margin	49.2%	44.3%	4.9pp	50.6%	46.8%	3.8pp
Total United Rentals
Total equipment rentals revenue	$1,320	$1,133	16.5%	$4,819	$4,196	14.8%
Total equipment rentals gross profit	611	490	24.7%	2,092	1,710	22.3%
Total equipment rentals gross margin	46.3%	43.2%	3.1pp	43.4%	40.8%	2.6pp

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Numerator:
Net income available to common stockholders	$194	$140	$540	$387
Denominator:
Denominator for basic earnings per share—weighted-average common shares	99.2	93.3	97.5	93.4
Effect of dilutive securities:
Employee stock options	0.4	0.4	0.4	0.5
Convertible subordinated notes—4 percent	2.7	11.7	6.4	11.8
Restricted stock units	0.8	0.7	0.7	0.6
Denominator for diluted earnings per share—adjusted weighted-average common shares	103.1	106.1	105.0	106.3
Diluted earnings per share	$1.88	$1.31	$5.15	$3.64

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on rental depreciation related to acquired RSC fleet and property and equipment, impact of the fair value mark-up of acquired RSC fleet, impact on interest expense related to fair value adjustment of acquired RSC indebtedness, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Earnings per share - GAAP, as reported	$1.88	$1.31	$5.15	$3.64
After-tax impact of:
Merger related costs (1)	(0.02)	—	0.06	0.05
Merger related intangible asset amortization (2)	0.30	0.24	1.10	0.94
Impact on depreciation related to acquired RSC fleet and property and equipment (3)	(0.01)	(0.01)	(0.03)	(0.04)
Impact of the fair value mark-up of acquired RSC fleet (4)	0.05	0.06	0.21	0.25
Impact on interest expense related to fair value adjustment of acquired RSC indebtedness (5)	(0.01)	(0.01)	(0.03)	(0.04)
Restructuring charge (6)	—	—	(0.01)	0.07
Asset impairment charge (7)	—	—	—	0.02
Loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures	—	—	0.46	0.02
Earnings per share - adjusted	$2.19	$1.59	$6.91	$4.91

(1)	Reflects transaction costs associated with the April 2012 RSC acquisition and the April 2014 National Pump acquisition.

(2)	Reflects the amortization of the intangible assets acquired in the RSC and National Pump acquisitions.

(3)	Reflects the impact of extending the useful lives of equipment acquired in the RSC acquisition, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

(5)	Reflects a reduction of interest expense associated with the fair value mark-up of debt acquired in the RSC acquisition.

(6)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.

(7)	Primarily reflects write-offs of leasehold improvements and other fixed assets in connection with the RSC acquisition.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, the impact of the fair value mark-up of acquired RSC fleet and the gain/loss on sale of the software subsidiary. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income	$194	$140	$540	$387
Provision for income taxes	117	86	310	218
Interest expense, net	119	118	555	475
Interest expense – subordinated convertible debentures	—	—	—	3
Depreciation of rental equipment	239	223	921	852
Non-rental depreciation and amortization	73	61	273	246
EBITDA (A)	$742	$628	$2,599	$2,181
Merger related costs (1)	(2)	1	11	9
Restructuring charge (2)	1	—	(1)	12
Stock compensation expense, net (3)	26	12	74	46
Impact of the fair value mark-up of acquired RSC fleet (4)	8	10	35	44
(Gain) loss on sale of software subsidiary (5)	—	—	—	1
Adjusted EBITDA (B)	$775	$651	$2,718	$2,293

(A) Our EBITDA margin was 47.4% and 46.9% for the three months ended December 31, 2014 and 2013, respectively, and 45.7% and 44.0% for the year ended December 31, 2014 and 2013, respectively.
(B) Our adjusted EBITDA margin was 49.6% and 48.7% for the three months ended December 31, 2014 and 2013, respectively, and 47.8% and 46.3% for the year ended December 31, 2014 and 2013, respectively.

(1)	Reflects transaction costs associated with the April 2012 RSC acquisition and the April 2014 National Pump acquisition.

(2)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

(5)	Reflects a gain/loss recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES
TO EBITDA AND ADJUSTED EBITDA
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net cash provided by operating activities	$335	$436	$1,801	$1,551
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(3)	(5)	(17)	(21)
Gain on sales of rental equipment	68	52	229	176
Gain on sales of non-rental equipment	4	3	11	6
Gain (loss) on sale of software subsidiary (5)	—	—	—	(1)
Merger related costs (1)	2	(1)	(11)	(9)
Restructuring charge (2)	(1)	—	1	(12)
Stock compensation expense, net (3)	(26)	(12)	(74)	(46)
Loss on extinguishment of debt securities	—	—	(80)	(1)
Loss on retirement of subordinated convertible debentures	—	—	—	(2)
Changes in assets and liabilities	181	12	182	31
Cash paid for interest, including subordinated convertible debentures	142	139	457	461
Cash paid for income taxes, net	40	4	100	48
EBITDA	$742	$628	$2,599	$2,181
Add back:
Merger related costs (1)	(2)	1	11	9
Restructuring charge (2)	1	—	(1)	12
Stock compensation expense, net (3)	26	12	74	46
Impact of the fair value mark-up of acquired RSC fleet (4)	8	10	35	44
(Gain) loss on sale of software subsidiary (5)	—	—	—	1
Adjusted EBITDA	$775	$651	$2,718	$2,293

(1)	Reflects transaction costs associated with the April 2012 RSC acquisition and the April 2014 National Pump acquisition.

(2)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

(5)	Reflects a gain/loss recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define free cash flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net cash provided by operating activities	$335	$436	$1,801	$1,551
Purchases of rental equipment	(217)	(81)	(1,701)	(1,580)
Purchases of non-rental equipment	(36)	(33)	(120)	(104)
Proceeds from sales of rental equipment	156	134	544	490
Proceeds from sales of non-rental equipment	7	11	33	26
Free cash flow	$245	$467	$557	$383